Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals to Raise $18 Million in Registered Direct Offering

LINCOLNSHIRE, Illinois (March 4, 2010) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced that it has received commitments from two institutional investors to purchase $18 million of securities in a registered direct offering.  The investors are Great Point Partners, LLC and Deerfield Management Company.  BioSante expects to receive net proceeds of approximately $17.5 million after deducting placement agent fees and other offering expenses. BioSante has entered into securities purchase agreements with these investors pursuant to which BioSante has agreed to sell an aggregate of approximately 10.4 million shares of its common stock and warrants to purchase up to approximately 5.2 million additional shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock, will be sold for a purchase price of $1.73, which is equal to the closing price of BioSante’s stock yesterday on the NASDAQ Stock Market.

“We are pleased to welcome Great Point and Deerfield, two new large institutional investors, to BioSante,” said Stephen M. Simes, BioSante’s president and chief executive officer. “This additional funding from these two high quality institutional investors provides us with a strong cash cushion ensuring our ongoing focus on our LibiGel® Phase III clinical study program. Our objective is to submit a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) by mid-2011. LibiGel remains the lead pharmaceutical product in the U.S. in active development for the treatment of hypoactive sexual desire disorder (HSDD) in menopausal women, and we continue to believe that LibiGel has the potential to be the first product approved by the FDA for this common and unmet medical need.”

The warrants to purchase additional shares will be exercisable at an exercise price of $2.08 per share beginning six months and one day after the date of issuance and will expire five years from the date that the warrants first become exercisable. All of the securities were offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used for general corporate purposes, including continuing to fund BioSante’s LibiGel Phase III clinical study program, as well as to seek opportunities for its GVAX cancer immunotherapies, 2A/Furin and other technologies. The offering is expected to be consummated by March 8, 2010, subject to customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM), acted as the exclusive placement agent for the transaction.  JMP Securities acted as financial advisor.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed by BioSante with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from BioSante by contacting BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of BioSante. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante’s lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™

(estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, licensed to Teva Pharmaceuticals (NASDAQ: TEVA) and an oral contraceptive in Phase II clinical development using BioSante patented technology.  The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3 billion.  The company also is developing its calcium phosphate technology (CaP) for aesthetic medicine (BioLook™), as a vaccine adjuvant, including for an H1N1 (swine flu) vaccine, and drug delivery. In addition, BioSante will seek opportunities for its GVAX cancer immunotherapies, 2A/Furin and other technologies.  Additional information is available online at: www.biosantepharma.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often can be identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may” or the negative of these words or other words of similar meaning.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause BioSante’s actual results to be materially different than those expressed in or implied by BioSante’s forward-looking statements.  For BioSante, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees; the success of clinical testing; BioSante’s need for and ability to obtain additional financing; the effect of general business and economic conditions; and risks arising from BioSante’s merger with Cell Genesys.  More detailed information on these and additional factors that could affect BioSante’s actual results are described in BioSante’s filings with the Securities and Exchange Commission, including its registration statement on Form S-4 filed in connection with the merger with Cell Genesys and BioSante’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.  The information set forth in this news release speaks only as of the date hereof, and BioSante undertakes no  obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:

Alan Zachary, McKinney/Chicago;

(312) 944-6784 ext. 316; azachary@mckinneychicago.com